EXHIBIT 99
                                                 Airgas, Inc.
                                                 259 N. Radnor-Chester Road
                                                 Suite 100
                                                 Radnor, PA  19087-5283
                                                 www.airgas.com
AIRGAS [Logo]  News Release
_____________________________________________________________________________

Investor Contact:                                Media Contact:
----------------                                 -------------
Melissa Nigro (610) 902-6206                     James Ely (610) 902-6010
melissa.nigro@airgas.com                         jim.ely@airgas.com


For release:  Immediately

                    AIRGAS REPORTS 18% EPS GROWTH
   FOR FISCAL FOURTH QUARTER, EXCLUDING CERTAIN GAINS AND CHARGES


RADNOR, PA - May 8, 2002 -- Airgas, Inc., (NYSE: ARG) today reported earnings for its fourth quarter and fiscal year ended March 31, 2002. Net earnings for the quarter, excluding certain gains and losses, were $14.4 million or $0.20 per diluted share compared to pro forma net earnings of $11.2 million or $0.17 per diluted share in the same period a year ago. Net earnings for the year ended March 31, 2002, excluding certain gains and charges, were $54.2 million or $0.78 per diluted share versus $48.5 million or $0.72 per diluted share in the prior year period. Free cash flow per diluted share for fiscal 2002 increased to $1.47 from $0.94 in the prior year, contributing to debt reduction of $118 million before acquisition and divestiture activity.

As disclosed in the notes to the attached financial statements, the results reported above exclude certain gains and charges related to accounting for goodwill, certain litigation matters, divestitures, and severance and facility exit costs. To conform with the current year's presentation, the prior year's results are presented on a pro forma basis, which excludes goodwill amortization.

The reported net earnings per diluted share for the quarter ended March 31, 2002 were $0.12 versus pro forma results of $0.07 for the comparable prior year quarter. The reported and pro forma results per diluted share for the fiscal years ended March 31, 2002 and 2001 were a net loss of $0.15 and pro forma net earnings of $0.62, respectively.

While fiscal fourth quarter sales of $416 million were up slightly compared to last year, total same-store sales declined 3% compared to the same quarter a year ago, partially as a result of one less billing day in the quarter this year. Same-store sales in the Distribution segment were down 3%, reflecting an increase of 4% for gases and rent and a 9% decline in hardgoods. Same-store sales for the Gas Operations
segment decreased 3%.   For fiscal 2002, sales increased slightly to
$1.64 billion from $1.63 billion last year. Year-to-date capital spending was $58 million versus $66 million last year.

"Growing earnings per share by 18% in a soft economy is a solid result," commented Airgas Chairman and Chief Executive Officer Peter McCausland. "Successful execution of our strategic initiatives contributed to improved process and cost management. Our free cash flow increased dramatically during fiscal 2002 and was directed to debt reduction. As a result, we were able to finance the Air Products cylinder gas acquisition entirely with senior bank debt at the end of February. Strong free cash flow generation has always been and continues to be a powerful attribute of our business."

On February 28, 2002, Airgas announced it had completed the acquisition of the majority of Air Products' U.S. packaged gas business, excluding its electronic gases and magnetic resonance imaging related helium operations.

McCausland added, "The integration of the Air Products business is on track and we are pleased with the efforts of our associates and the smooth transition for our customers, but there is still much work ahead. Despite the positive momentum and the fact that several of our regional companies are seeing some hopeful signs, the near term economic outlook remains uncertain. While we wait for an economic recovery, we remain focused on improving operational efficiency, growing market share and integrating our acquired assets -- all of which should drive long-term growth and shareholder value."

Free cash flow is defined as net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes, minus capital spending, plus/minus the change in working capital, excluding the impact of the accounts receivable securitization and certain gains and charges.

The Company will conduct an earnings teleconference on Thursday, May 9, 2002, beginning at 8:30 a.m. Eastern Time. Access the teleconference by calling 712-271-0927 and entering passcode "051002". Slides to be presented during the Company's teleconference, information about how to access a live webcast of the teleconference, and replay instructions are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time.

ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of about 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telemarketing channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.


                     FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the integration of the Air Products cylinder gas business; several regional companies seeing some hopeful signs; an uncertain near-term economic outlook; improving operational efficiency, growing market share and integrating the acquired assets to drive long-term growth and shareholder value. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of the Company's integration of the acquired Air Products cylinder gas business; the success of the Company's strategic initiatives in improving operational efficiency, and growing sales and market share; an economic downturn (including adverse changes in the specific markets for our products); increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; adverse changes in general economic conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2001 and Forms 10-Q dated June 30, 2001, September 30, 2001 and December 31, 2001 filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)

                                            (Unaudited)
                                         Three Months Ended             Year Ended
                                              March 31,                  March 31,
                                         2002          2001 (a)     2002          2001 (a)
                                         ----------------------     ----------------------
                                                    (*Pro forma)                (*Proforma)
Net sales:
     Distribution                        $385,839   $381,903       $1,494,267   $1,487,422
     Gas Operations                        30,118     32,933          141,780      141,479
                                          -------    -------        ---------    ---------
          Total net sales                 415,957    414,836        1,636,047    1,628,901

Costs and expenses:
     Cost of products sold (excl. deprec.)
        Distribution                      195,517    205,705          770,094      797,423
        Gas Operations                      9,163     10,435           48,659       49,777
     Selling, distribution and
      administrative expenses (b)         165,833    156,575          619,316      583,355
     Depreciation                          17,288     14,938           64,785       62,938
     Amortization                           1,940      2,317            8,160        9,379
     Special charges (c)                       --      3,643               --        3,643
                                          -------    -------        ---------    ---------
        Total costs and expenses          389,741    393,613        1,511,014    1,506,515

Operating income:
     Distribution                          23,361     20,518          103,430      104,506
     Gas Operations                         2,855      4,348           21,603       21,523
     Special charges (c)                       --     (3,643)              --       (3,643)
                                          -------    -------        ---------    ---------
        Total operating income             26,216     21,223          125,033      122,386

Interest expense, net                     (11,802)   (12,539)         (47,013)     (60,207)
Discount on securitization of
 trade receivables                           (799)    (1,166)          (4,846)      (1,303)
Other income (expense), net (d)              (411)      (567)           1,382          242
Equity in earnings of
 unconsolidated  affiliates (e)               960        380            3,835        3,964
                                          -------    -------        ---------    ---------
  Earnings before income taxes and the
   cumulative effect of a change in
   accounting principle                    14,164      7,331           78,391       65,082

Income tax expense                          5,428      2,617           29,806       23,119
                                          -------    -------        ---------    ---------

  Earnings before the cumulative effect
   of a change in accounting principle      8,736      4,714           48,585       41,963

Cumulative effect of a change in
 accounting principle (f)                      --         --          (59,000)          --
                                          -------    -------        ---------    ---------
Net earnings (loss)                       $ 8,736    $ 4,714        $ (10,415)   $  41,963
                                          =======    =======        =========    =========

Per share data:
   Basic earnings (loss) per share        $   .13    $   .07        $    (.15)   $     .64
   Diluted earnings (loss) per share      $   .12    $   .07        $    (.15)   $     .62

Net earnings (excluding certain gains &
 charges and the cumulative effect of a
 change in accounting principle) (g)      $14,367    $11,230        $  54,216    $  48,479
                                          =======    =======        =========    =========

Per share data (excluding certain gains &
 charges and the cumulative effect of a
 change in accounting principle) (g):
   Basic earnings per share               $   .21    $   .17        $     .80    $     .73
   Diluted earnings per share             $   .20    $   .17        $     .78    $     .72

Weighted average shares outstanding:
   Basic                                   68,900     66,900           68,100       66,000
   Diluted                                 71,400     67,700           69,900       67,200


* Pro forma amounts reflect prior year periods adjusted to exclude goodwill amortization of
  $4 million and $16 million for the three months and year ended March 31, 2001, respectively.
  See note (a) for further description.
See attached notes.

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)


                                               March 31,     March 31,
                                                 2002          2001
                                               ---------     ---------
ASSETS
Trade accounts receivable, net (h)             $   88,634    $  143,129
Inventories, net                                  154,045       155,024
Deferred income tax asset, net                     13,210        10,143
Prepaids and other current assets                  47,654        25,549
                                                ---------     ---------
    TOTAL CURRENT ASSETS                          303,543       333,845

Property, plant and equipment, net                893,015       704,646
Goodwill (a)(i)                                   406,548       440,057
Other non-current assets, net                     113,951       102,742
                                                ---------     ---------
    TOTAL ASSETS                               $1,717,057    $1,581,290
                                                =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                        $   82,485    $   76,337
Accrued expenses and other current liabilities    136,390       130,873
Current portion of long-term debt                   2,456        72,945
                                                ---------     ---------
    TOTAL CURRENT LIABILITIES                     221,331       280,155

Long-term debt (h)                                764,124       620,664
Deferred income taxes                             198,173       161,176
Other non-current liabilities                      30,343        22,446

Stockholders' equity                              503,086       496,849
                                                ---------     ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $1,717,057    $1,581,290
                                                =========     =========

See attached notes.

Notes:


(a) In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. In August 2001, the Company announced that it adopted SFAS 142 retroactive to April 1, 2001, as permitted under the Statement. Accordingly, results for the three months and year ended March 31, 2002 do not include goodwill amortization. For comparability to the current fiscal year, the pro forma results reflect the three months and year ended
   March 31, 2001 adjusted to exclude the amortization of goodwill. The following represents the results as reported for the three months and year ended March 31, 2001:

                                     (Unaudited)
                                   Three Months Ended     Year Ended
                                     March 31, 2001     March 31, 2001
                                   ------------------   --------------
            Operating income:
             Distribution                $17,425           $ 92,186
             Gas Operations                3,836             19,406
             Special charges              (3,643)            (3,643)
                                          ------            -------
              Total Operating income      17,618            107,949
                                          ------            -------

            Equity in earnings (losses)
             of unconsolidated affiliates    (46)             2,260
                                          ------            -------
            Net earnings                 $ 1,328           $ 28,223
                                          ======            =======

            Basic earnings per share     $   .02           $    .43
            Diluted earnings per share   $   .02           $    .42

(b) Selling, distribution and administrative expenses for the three months and year ended March 31, 2002 reflect the settlement of litigation, net of previously established reserves, of $8.5 million ($5.7 million after-tax) related to litigation brought by Praxair, Inc. against the Company in July 1996.

   Selling, distribution and administrative expenses for the three months and year ended March 31, 2001 include a net litigation charge of $5.8 million ($3.7 million after-tax). The net litigation charge consists of a $6.9 million charge associated with the defense of the lawsuit brought against the Company by Praxair, Inc. The charge was partially offset by the final settlement and reversal of $1.1 million of liabilities previously established in connection with the defense and settlement of class-action lawsuits related to hazardous materials charges.

(c) Special charges of $3.6 million ($2.3 million after-tax) for the three months and year ended March 31, 2001 primarily include a charge of $8.5 million related to a cost reduction plan implemented by the Company to improve operating results at certain business units and mitigate rising operating expenses. The cost reduction charge was partially offset by $4.9 million of special charge recoveries primarily consisting of a gain from an insurance settlement associated with a loss incurred in connection with a fiscal 1997 special charge.

(d) Other income (expense), net, for the year ended March 31, 2002 includes a net non-recurring gain of approximately $1.9 million ($120 thousand after-tax)recorded in the third quarter. The net non-recurring gain consisted of a $7.4 million gain on the divestiture of two nitrous oxide plants partially offset by a $1.9 million loss resulting from an indemnity claim against a prior period divestiture and a $3.6 million charge to write down a business unit held for sale to its net realizable value.

   Other income, net, for the three months and year ended March 31, 2001 includes a $200 thousand after-tax gain from the divestiture of the Company's Jackson Dome carbon dioxide business.

(e) Equity in earnings of unconsolidated affiliates for the three months and year ended March 31, 2001 includes after-tax charges of $700 thousand associated with losses from two equity affiliates.

(f) In connection with the adoption of SFAS 142, the Company performed an evaluation of goodwill, which indicated that goodwill of one reporting unit, the tool business, was impaired. Accordingly, the Company recognized a $59 million non-cash charge recorded retroactive to April 1, 2001 as the cumulative effect of a change in accounting principle for the write-down of goodwill to its fair value. The impaired goodwill was not deductible for taxes, and consequently, no tax benefit was recorded in relation to the $59 million charge.

(g)  Net earnings, adjusted to exclude the items described in the above notes:

                                      Three Months Ended      Year Ended
                                           March 31,           March 31,
(Amounts in millions)                   2002      2001     2002       2001
                                      ------------------   ---------------
Net earnings as reported                $  8.7    $  1.3   $(10.4)   $ 28.2

Pro forma add-back of goodwill
 amortization (after tax) (a)               --       3.4       --      13.8

Certain gains and charges (after-tax):
-------------------------------------
  Net litigation charges (b)               5.7       3.7      5.7       3.7
  Net special charges (c)                   --       2.3       --       2.3
  Other income, net gain (d)                --      (0.2)    (0.1)     (0.2)
  Equity affiliates charges (e)             --       0.7       --       0.7
  Accounting change (f)                     --        --     59.0        --
                                        ------    ------   ------    ------
Net earnings (excluding certain gains
 and charges and the accounting change) $ 14.4    $ 11.2   $ 54.2    $ 48.5
                                        ======    ======   ======    ======

(h) The Company participates in a securitization agreement with two commercial banks to sell up to $175 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company's revolving credit facilities. The amount of outstanding receivables under the agreement was $134 million and $73 million at March 31, 2002 and March 31, 2001, respectively.

(i) On February 28, 2002, the Company completed its acquisition of the majority of the U.S. packaged gas business of Air Products and Chemicals, Inc. The Company is in the process of obtaining third-party valuations of assets acquired in the business combination, and thus, the allocation of the purchase price and determination of the amount of related goodwill is subject to adjustment and refinement.